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                                                                  Exhibit 10.6

                                  [LETTERHEAD]



Mr. Michael E. Bradford
7321 Browns Lake Road
Jackson, Michigan 49201

                            Re: Employment With Northern Radio
                                Network Corp. ("NRAD")


Dear Mike:

         NRAD is moving quickly towards solidifying the acquisition of WCLS-FM in Oscoda, Michigan, and planning further acquisitions later this year and early 1999. Based on our previous discussions with you, and your interest in coming on board at NRAD as a full time engineering and operations manager, we would like to confirm by this letter the terms of your employment with NRAD. As we have discussed, your employment and a commencement date thereof is still subject to satisfactory completion of NRAD's public offering which is designed to raise equity capital for the company in the amount of $7,500,000 in gross aggregate proceeds. I am unable to predict with certainty when this will occur, but we are hopeful we can finalize the required registration statement with the SEC, begin the selling effort, and close out the offering all in the third quarter of this year. With these preliminary comments out of the way, the following terms would govern your employment with NRAD.

          1. Term. NRAD agrees to employ you as vice-president of engineering and operations for a term of two years commencing with the closing of the company's public offering as described above. Continued employment with the company will be extended, subject to my discretion as Chief Executive Officer.

          2. Duties. You would report directly to the President and Chief Operating Officer of the company. Your duties would include those engineering functions which you have provided to the company in the past on a consulting basis plus systems inspections and compliance, upgrade studies, equipment maintenance, inspection and recommendations, facilities reports and all other related engineering services.

          3. Compensation. Your base annual compensation would be set at $70,000 per annum, payable on the same payroll schedule as other senior management of the company. You will be entitled for consideration to receive cash and stock bonuses the same as other senior management, and within the discretion of the Board of Directors ("Board"). You will


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                  receive two weeks of paid vacation and allowable state and federal holidays pursuant to the company's employment policies.

          4. Benefits. You will participate in the company's hospitalization coverage on the same terms and conditions as other employees.

          5. Termination of Employment. The company may terminate your employment for cause at anytime, upon written notice defining the reason for termination. The company will provide you with the employment policies which define "termination for cause." In addition, either party may terminate the employment relationship upon the breach of any material term of employment by the other party upon 30 days prior written notice given by the non-breaching party. The party in breach shall have the 30 day time period to cure their breach following the notice.

          6. Dispute Resolution. Any dispute regarding the interpretation, breach, damages, or otherwise relating to the construction of this agreement or your employment with the company, shall be resolved by binding arbitration before one or more arbitrators appointed by the American Arbitration Association ("AAA") in the city of Alpena, Michigan, pursuant to the AAA's Commercial Arbitration Rules. Either party may institute such action by filing a claim with the AAA pursuant to its rules for such. The prevailing party in any such arbitration shall be awarded his or its costs and attorneys' fees incurred in the prosecution or defense of the claims.

          7. Governing Law. This agreement is to be governed in all respects with the laws of the State of Michigan.

Michael, assuming that you agree with the proposed terms of your employment with NRAD set forth above, please counter-sign a copy of this letter and returns same to my attention at the station address in Alpena, Michigan. We look forward to a long, productive and rewarding relationship as our company grows and new stations are brought into the existing group of stations.

                               NORTHERN RADIO NETWORK CORP.


                                By: /s/ Robert M. Currier
                                   ---------------------------------------
                                   Dr. Robert M. Currier, Chief Executive
                                   Officer

Agreed to and Accepted By:

/s/ Michael E. Bradford
--------------------------------
Michael E. Bradford


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